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                                                                    EXHIBIT 99.1

ENCORE ACQUISITION COMPANY ANNOUNCES SECOND QUARTER RESULTS

Fort Worth, Texas- July 29, 2003-Encore Acquisition Company ("Encore") (NYSE:
EAC) today reported

                                              Three Months Ended June 30,
                                             -----------------------------
                                                 2003             2002           Increase
                                             ------------     ------------     ------------
                                                      (unaudited)
$ in millions (except per share amounts)

Net income                                   $       14.2     $        9.1               56%
Diluted earnings per share                   $       0.47     $       0.30               57%
Revenues                                     $       51.2     $       37.8               36%
Cash flow from operations                    $       25.4     $       20.3               25%
Development Capital                          $       22.8     $       20.5               11%

Daily production volumes (boe)                     21,398           19,427               10%

Net income for the quarter ended June 30, 2003 increased 56% to $14.2 million, or $0.47 per diluted share, on revenues of $51.2 million compared to net income of $9.1 million, or $0.30 per diluted share, on revenues of $37.8 million for the same quarter in 2002.

Encore's reported production volumes in the second quarter of 2003 increased 10% to 21,398 barrels of oil equivalent ("boe") per day compared with 2002 second quarter volumes of 19,427 boe per day. The increase is due to the Company's development programs in the Cedar Creek Anticline ("CCA") and the Permian Basin, and to a lesser extent, the Paradox Basin acquisition which was completed in the third quarter of 2002. As anticipated, reported production compared to first quarter 2003 volumes are lower by 2.7%, primarily because of the increase in the Company's net profits interest payment due to high oil prices and the flush production from a few large wells the Company completed in late 2002 and early 2003.

During the second quarter 2003, the Company realized an average oil price of $25.19 per barrel, up 14% or $3.03 per barrel compared to the same quarter last year. Natural gas price realizations for the current quarter were up as well to $5.30 per thousand cubic feet ("mcf") or 75% compared to $3.02 per mcf for the same period in 2002. The Company's price per boe in the second quarter of 2003 was down $1.74 per boe to $26.32 from $28.06 in the first quarter of 2003.

Lease operating expenses were lower than expected at $4.69 per boe for the second quarter, reflecting higher than anticipated production and lower than anticipated maintenance costs in the CCA. General and administrative costs for the second quarter increased to $1.20 per boe from $0.78 per boe for the same quarter last year due to an overall increase in staffing levels and higher accounting, legal and professional services related the Company's recent shelf registration and acquisitions. The depletion, depreciation and amortization ("DD&A") rate was $3.96 per boe for the second quarter compared with $4.96 per boe for the same period last year. The decrease is primarily attributable to increased year-end reserves at December 31, 2002, and the adoption of Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" in the first quarter of 2003.

Jon S. Brumley, President, commented "with a strong balance sheet, high margins, an inventory of conventional development opportunities, and the high-pressure air injection project, our future looks bright and we are well positioned to increase shareholder value".

Encore invested $22.8 million of capital during the second quarter 2003, resulting in ten (5.6 net) vertical wells, six (5.4 net) horizontal wells, six (4.3 net) re-entry wells and seven (6.3 net) service/injection wells. The Company is currently maintaining a six-rig program, five in CCA and one in the Permian Basin. In addition, there are currently two non-operated rigs running in the North Louisiana properties.

The Company's long-term debt at June 30, 2003 was $150.0 million as compared to $158.0 million at the end of March 31, 2003.

OUTLOOK FOR THIRD QUARTER

As announced previously, the Company agreed in late June to acquire $52.2 million of interests in Northern Louisiana from a group of private sellers. The properties are located in the Elm Grove Field in Bossier Parish, Louisiana. The closing date is expected to be July 31, 2003, effective June 1, 2003, and will be funded with bank financing under the Company's existing credit line and available cash. The non-operated working interests range from 2% to 38% across 1,800 net acres in 15 sections.
 Current net production from the interests average 7,200 mcf per day, and as previously noted, there is a two-rig drilling program underway.

Production in the third quarter, which assumes two months of production volume from the North Louisiana acquisition, is expected to increase to approximately 21,900 boe per day.

Encore continued to increase its commodity hedge position for both oil and natural gas and has included the Company's latest positions in an attached schedule.

Lease operating expenses are expected to be $4.77 per boe. General and administrative costs are anticipated to be approximately $1.20 per boe and DD&A should be approximately $4.05 per boe.

Capital expenditures for the third quarter are expected to be approximately $78.2 million, which includes $52.2 million for the North Louisiana acquisition and $26.0 million for ongoing development programs, including $2.0 million for North Louisiana.

Encore expects to have borrowings under its credit facility of approximately $45.0 million at the end of the third quarter due to closing the North Louisiana acquisition. The Company anticipates an effective tax rate of approximately 37%, with 93% deferred.

CONFERENCE CALL

Encore will host a conference call and web cast at 9:00 a.m. CDT on July 30, 2003. The conference call can be accessed by dialing 800.289.0572 and supplying the title "Encore Acquisition Company Second Quarter Conference Call" and the web cast can be accessed via http://www.encoreacq.com. The replay by telephone will be available on the Web site or by dialing 719.457.0820 and using pass code 437452. The telephone replay will be available through August 7, 2003.

Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore's oil and natural gas reserves are located in the Williston Basin of Montana and North Dakota, the Permian Basin of Texas and New Mexico, the Anadarko Basin of Oklahoma, the Powder River Basin of Montana and the Paradox Basin of Utah.

This press release includes forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Forward-looking statements in this press release relate to, among other things, the following: expected capital expenditures and the focus of the Company's capital program; anticipated prices for oil and natural gas; projected revenues, lease operating expenses, general and administrative expenses and DD&A ; the closing of the North Louisiana transaction; the source of funds for the transaction; anticipated production; expected hedging positions; projected borrowings under the Company's credit facility; and our effective tax rate. However, the assumptions of management and the future performance of Encore are both subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore's business include, but are not limited to: diversion of management's attention from existing operations while pursuing acquisitions; difficulties integrating acquisitions; complications resulting from increasing the scope and geographic diversity of our operations ;inaccuracies in the assessment of reserves and daily and annual production with respect to acquisitions; inaccuracies in our assumptions regarding the expected revenues, lease operating expenses, production taxes and other items of income and expense related to acquisitions; the amount, nature and timing of capital expenditures; drilling of wells; timing and amount of future production of oil and natural gas; operating hazards; operating costs and other expenses and marketing of oil and natural gas. Actual results could differ materially from those presented in the forward-looking statements. Encore undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Encore's filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.


Contacts:

Morris B. Smith
Executive Vice President and CFO
817-339-0908

Rani M. Wainwright
Assistant Treasurer
817-339-0919

(ALL DATA IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                         JUNE 30,                           JUNE 30,
                                                                --------------------------         --------------------------
                                                                   2003           2002                2003            2002
                                                                ----------      ----------         ----------      ----------
STATEMENT OF OPERATIONS DATA:                                           (UNAUDITED)                        (UNAUDITED)
Revenues                                                        $   51,243      $   37,807         $  107,030      $   70,104
Operating expenses:
       Lease operations                                              9,140           6,567             18,093          13,384
       Production, ad valorem and severance taxes                    5,095           3,546             11,264           6,559
       General and administrative                                    2,340           1,384              4,790           2,877
       Non-cash stock based compensation                               150              --                295              --
       Depletion, depreciation and amortization                      7,703           8,773             15,486          17,332
       Derivative fair value gain                                     (576)            (26)            (1,836)           (679)
       Other operating expense                                         712             612(1)             882             751(1)
                                                                ----------      ----------         ----------      ----------
Total operating expenses                                            24,564          20,856             48,974          40,224
                                                                ----------      ----------         ----------      ----------
Operating income                                                    26,679          16,951             58,056          29,880
Interest and other                                                  (4,000)         (2,232)            (8,124)         (3,694)
                                                                ----------      ----------         ----------      ----------
Income before income taxes                                          22,679          14,719             49,932          26,186
Provision for income taxes - current                                  (591)            (30)            (1,358)           (460)
Provision for income taxes - deferred                               (7,855)         (5,563)           (17,226)         (9,490)
                                                                ----------      ----------         ----------      ----------
Net income before cumulative effect of accounting change            14,233           9,126             31,348          16,236
       Cumulative effect of accounting change, net of taxes             --              --                863              --
                                                                ----------      ----------         ----------      ----------
Net income                                                      $   14,233      $    9,126         $   32,211      $   16,236
                                                                ==========      ==========         ==========      ==========

Net income before cumulative effect of accounting
       change per common share:
       Basic                                                    $     0.47      $     0.30         $     1.04      $     0.54
       Diluted                                                        0.47            0.30               1.04            0.54

Net income per common share:
       Basic                                                    $     0.47      $     0.30         $     1.07      $     0.54
       Diluted                                                        0.47            0.30               1.06            0.54

Weighted average number of common shares outstanding:
       Basic                                                        30,089          30,030             30,063          30,030
       Diluted                                                      30,284          30,184             30,253          30,118

CONDENSED STATEMENT OF CASH FLOWS:
Operating activities
Net income                                                                                         $   32,211      $   16,236
       Non-cash and other items                                                                        34,853          25,838
       Changes in operating assets and liabilities                                                    (15,914)         (4,558)
                                                                                                   ----------      ----------
Net cash provided by operating activities                                                              51,150          37,516

Net cash used in investing activities                                                                 (46,159)       (100,421)
Financing activities
       Exercise of stock options                                                                          777              --
       Net proceeds (payments) on debt                                                                (16,000)         70,893
       Debt issuance costs                                                                                 --          (5,686)
                                                                                                   ----------      ----------
Net cash provided by (used in) financing activities                                                   (15,223)         65,207

Increase (decrease) in cash and cash equivalents                                                      (10,232)          2,302
Cash and cash equivalents, beginning of period                                                         13,057             115
                                                                                                   ----------      ----------
Cash and cash equivalents, end of period                                                           $    2,825      $    2,417
                                                                                                   ==========      ==========

                                         JUNE 30,       DECEMBER 31,
                                           2003             2002
                                       ------------     ------------
CONDENSED BALANCE SHEET:               (UNAUDITED)
      Total assets                     $    581,921     $    549,896
                                       ------------     ------------
        Liabilities                    $    102,678     $     87,630
        Long-term debt                      150,000          166,000
        Equity                              329,243          296,266
                                       ------------     ------------
      Total liabilities and equity     $    581,921     $    549,896
                                       ============     ============

Working capital (2)                    $      5,459     $     12,489

(1) In accordance with the provisions of Statement of Financial Accounting Standards No. 145 the extraordinary loss from early extinguishment of debt of $174,000, net of tax, for the three and six months ended June 30, 2002 has been reclassified to operating income.


(2) Working capital is defined as current assets minus current liabilities.

                                                 THREE MONTHS ENDED               SIX MONTHS ENDED
                                                       JUNE 30,                       JUNE 30,
                                            -----------------------------   -----------------------------
                                                2003            2002            2003            2002
                                            -------------   -------------   -------------   -------------
SELECTED FINANCIAL DATA:

PRODUCTION:
     Oil Volumes (MBbls)                           1,616           1,430           3,281           2,824
     Gas Volumes (MMcf)                            1,989           2,027           3,922           4,185
     Combined Volumes(MBOE)                        1,947           1,768           3,935           3,522

DAILY PRODUCTION:
     Oil Volumes (Bbls)                           17,755          15,714          18,130          15,602
     Gas Volumes (Mcf)                            21,858          22,275          21,667          23,128
     Combined Volumes(BOE)                        21,398          19,427          21,741          19,456

AVERAGE PRICES:
     Oil ($/Bbl)                                 $ 25.19         $ 22.16         $ 26.55         $ 20.67
     Gas ($/Mcf)                                    5.30            3.02            5.07            2.80
     Combined Volumes ($/BOE)                      26.32           21.39           27.20           19.91

AVERAGE COSTS ($/BOE):
Lease operations expense                         $  4.69         $  3.71         $  4.60         $  3.80
Production, ad valorem and severance tax            2.62            2.01            2.86            1.86
G&A (excluding non-cash stock based compensation)   1.20            0.78            1.22            0.82
DD&A                                                3.96            4.96            3.94            4.92


                COMMODITY DERIVATIVE SUMMARY AS OF JULY 15, 2003

OIL HEDGES

                            DAILY              FLOOR           DAILY            CAP            DAILY           SWAP
                         FLOOR VOLUME          PRICE          CAP VOLUME       PRICE        SWAP VOLUME        PRICE
        PERIOD              (Bbls)           (per Bbl)         (Bbls)        (per Bbl)         (Bbls)        (per Bbl)
     --------------   -------------------   -------------   -------------   -------------   -------------   ----------
     July - Dec 2003               9,500         $ 21.05           7,000         $ 27.14              --       $   --
     Jan - June 2004               8,500           21.41           5,500           28.39              --           --
     July - Dec 2004               4,500           21.44           3,000           28.52              --           --


NATURAL GAS HEDGES

                            DAILY              FLOOR           DAILY            CAP            DAILY          SWAP
                         FLOOR VOLUME          PRICE          CAP VOLUME       PRICE        SWAP VOLUME       PRICE
        PERIOD              (Mcf)            (per Mcf)         (Mcf)         (per Mcf)         (Mcf)        (per Mcf)
     --------------   -------------------   -------------   -------------   -------------   -------------   ---------
     July - Dec 2003               7,500          $ 3.17           2,500          $ 6.83           2,500     $ 3.69
     Aug - Dec 2003                   --              --              --              --           5,000       5.51
     2004                         15,000            4.02           7,500            6.03           5,000       5.16
     2005                             --              --              --              --           5,000       4.78